FOR IMMEDIATE RELEASE
February 10, 2026
For more information contact:
Tim McHugh (419) 247-2800
Welltower Reports Fourth Quarter 2025 Results
Toledo, Ohio, February 10, 2026…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended December 31, 2025.
Fourth Quarter and Other Recent Highlights
•Reported net income attributable to common stockholders of $0.14 per diluted share
•Reported quarterly normalized funds from operations attributable to common stockholders of $1.45 per diluted share, an increase of 28.3% over the prior year
•Reported total portfolio year-over-year same store NOI ("SSNOI") growth of 15.0%, driven by SSNOI growth in our Seniors Housing Operating ("SHO") portfolio of 20.4%
•SHO portfolio organic same store revenue growth increased 9.6% year-over-year in the fourth quarter, resulting from 400 basis points ("bps") of average occupancy growth and 4.7% growth in Revenue Per Occupied Room ("RevPOR"); SSNOI margin expanded by 270 bps year-over-year
•During the fourth quarter, we completed $13.9 billion of pro rata gross investments, which included the closing of all previously announced acquisitions in the U.K.
•Additionally, we completed $7.5 billion of pro rata dispositions and loan payoffs during the fourth quarter, with volume and pace of activity exceeding prior expectations. Pro rata property dispositions of $6.1 billion included the earlier-than-anticipated sale of the first three tranches of the previously announced Outpatient Medical ("OM") real estate portfolio in addition to the previously unannounced sale of skilled nursing properties. We also received $1.4 billion in loan repayment proceeds
•Subsequent to year end, we have closed or are under contract to close newly announced pro rata gross investments, exclusive of development funding of $5.7 billion
•During the fourth quarter, we closed our inaugural private fund vehicle, Seniors Housing Fund I, securing approximately $2.5 billion of total equity commitments. Additionally, during the fourth quarter we launched Seniors Housing Debt Fund I
•As of December 31, 2025, reported Net Debt to Adjusted EBITDA of 3.03x and approximately $10.2 billion of available liquidity inclusive of $5.2 billion of available cash and restricted cash and full capacity under our $5.0 billion line of credit
•Expanded the previously announced 10 Year Executive Continuity and Alignment Program to include seven Executive Vice Presidents of Welltower who have agreed to a reduced annual salary and a single, long-term equity-based incentive award which is 75% performance-based. In addition to the five named executive officers of Welltower, the "all-in" incentive structure now encompasses 12 leaders who will receive no additional compensation, beyond a reduced annual base salary and one-time equity-based incentive award
2025 Annual Highlights
•Reported net income attributable to common stockholders of $1.39 per diluted share
•Reported annual normalized FFO attributable to common stockholders of $5.29 per diluted share, an increase of 22.5% over the prior year
•Meaningfully amplified the Company's long-term growth trajectory through the completion of $11 billion of pro rata net investments, excluding development funding, anchored by acquisitions of seniors housing communities in the U.S. and U.K. and disposition of lower growth outpatient medical properties
•Announced the next era of our journey, "Welltower 3.0", underscoring our commitment to modernizing the seniors housing sector through a reimagined customer journey and technology ecosystem, which includes the hiring of Jeff Stott, formerly with Extra Space Storage, as our Chief Technology Officer

4Q25	Earnings Release	February 10, 2026
•Deepened economic alignment between our shareholders and key operating partners via the introduction of RIDEA 6.0 contracts and creation of the Welltower Fellowship Grant ($10 million annually) to honor the memory of Charles T. Munger and provide direct financial recognition to front-line staff at our best performing seniors housing communities
•S&P Global Ratings ("S&P") and Moody's Investor Services, Inc. ("Moody's") raised their credit ratings related to Welltower to "A-" with a stable outlook and to "A3" with a stable outlook, respectively
•The Board of Directors approved a 10.4% increase in the quarterly dividend per share, reflecting solid financial performance and the Board's confidence in the durability of outsized levels of cash flow growth. The dividend is further supported by a low payout ratio and low-levered balance sheet
2025 Annual Capital Activity and Liquidity
Liquidity Update Net debt to consolidated enterprise value decreased to 10.0% as of December 31, 2025 from 12.9% as of December 31, 2024. We sourced over $23 billion of attractively priced capital, including the issuance of senior unsecured notes, the assumption of below-market debt, equity issuances and proceeds from dispositions and loan repayments to fund accretive capital deployment opportunities.
Credit Rating On March 31, 2025 S&P increased our credit rating to "A-" with a stable outlook and Moody's increased our credit rating to "A3" with a stable outlook, resulting in improved pricing across our term loans. S&P cited a continued benefit from robust industry tailwinds and the material strengthening of our balance sheet as drivers of the ratings upgrade. S&P also stated that it expects strong operating performance to drive additional improvement to credit metrics over the next two years, driven by beneficial industry supply and demand dynamics along with, as S&P noted, our superior operating platform, providing an expected competitive advantage relative to peers. Additionally, Moody's highlighted our improvement in leverage over the past year, partially driven by strong revenue and earnings growth. Moody's expects benefits from an acceleration in the growth of the aging population and an expansion in our addressable market, to lead to meeting or exceeding growth guidance and further strengthening our financial metrics.
Unsecured Senior Note Activity In June 2025, we repaid our $1.25 billion 4.0% senior unsecured notes at maturity and completed the issuance of $600 million of 4.5% senior unsecured notes due 2030 and $650 million of 5.125% senior unsecured notes due 2035. We completed a follow-on issuance in August 2025 of $400 million of 4.50% senior unsecured notes due 2030 and $600 million of 5.125% senior unsecured notes due 2035. These notes are fungible with and form a single series with the notes of the applicable series issued in June 2025.
Fourth Quarter Investment Activity
In the fourth quarter, we completed $13.9 billion of pro rata gross investments, which includes $1.2 billion in loan funding and $112 million in development funding. Additionally, we completed pro rata property dispositions of $6.1 billion and loan repayments of $1.4 billion, representing a volume and pace exceeding our prior expectations. We completed and placed into service five development projects, including partial conversions and expansions, for an aggregate pro rata investment amount of $173 million.
Barchester Acquisition In October 2025, we acquired a real estate portfolio in the U.K. for approximately £5.2 billion operated by Barchester. The portfolio is comprised of 111 communities managed by Barchester in a RIDEA structure, 150 communities subject to a long-term triple-net lease and 21 ongoing developments which will also be managed in a RIDEA structure following development conversion. The operating portfolio, comprised of both stabilized and lease up properties, is positioned for significant future growth with blended portfolio occupancy in the high 70%s. Moreover, the triple-net lease is structured with 3.5% annual escalators and a coverage-based rent reset every five years at our election. Overall, the acquisition is underwritten to achieve an unlevered IRR in the low-double-digit range. As part of the transaction, we have formed an exclusive long-term partnership with Barchester.
HC-One Group Acquisition and Loan Payoff In October 2025, we acquired 100% of the equity ownership of the portfolio in the U.K. operated by HC-One for £1.2 billion, creating a long duration, growing cash flow stream. In conjunction with the transaction, our existing £660 million loan was repaid.
OM Portfolio Disposition We previously entered into a definitive agreement to divest an 18 million square foot OM portfolio in a transaction valued at approximately $7.2 billion. The portfolio is expected to be sold in multiple tranches through mid-2026, subject to satisfaction of customary closing conditions. During the fourth quarter, we completed the sale of 241 properties for pro rata proceeds of $5.2 billion, a pace exceeding our prior expectations, and resulting in a gain of $881 million.
Disposition Activity
As of December 31, 2025, total 2025 and 2026 disposition activity, inclusive of closed amounts and guidance, is expected to be $11.8 billion as compared to $9.8 billion as of September 30, 2025.
2025 Disposition Activity As of September 30, 2025, we had completed $0.8 billion of dispositions year-to-date and anticipated an additional $9.0 billion of dispositions over the subsequent 12 months, consisting predominantly of $7.2 billion of OM property sales and $1.8 billion of loan repayments. Therefore, as of September 30, 2025, total disposition volume closed year-to-date and anticipated to close totaled $9.8 billion. In addition to the $9.8 billion of dispositions closed year-to-date or anticipated to close as of September 30, 2025, during the fourth quarter we entered into an agreement to sell $1.3 billion as part of our Integra joint venture.

4Q25	Earnings Release	February 10, 2026
The volume and pace of our disposition activity in the fourth quarter 2025 exceeded our prior expectations with $7.5 billion of completed sales:
•$5.2 billion of OM sales, surpassing our initial expectations for the quarter
•$1.4 billion of loan repayments, also representing a pace ahead of our initial expectations
•$0.8 billion of skilled nursing properties as part of our Integra joint venture, which had not previously been contemplated in our disposition guidance as of September 30, 2025
Total dispositions for the full year 2025 totaled $8.2 billion.
2026 Disposition Activity For 2026, we anticipate approximately $3.5 billion of total dispositions, comprised of previously announced deals and incremental disposition activity, with sales weighted towards the first quarter of the year, including $1.9 billion of previously announced OM sales, $0.3 billion of newly announced OM sales, $0.7 billion of loan repayments and an additional $0.5 billion of Integra portfolio sales, as mentioned above.
Notable Portfolio Activity Completed or Announced During 2025
During 2025, we completed $11 billion of pro rata net investments, excluding development funding, comprised of high-quality seniors housing communities across the U.S. and U.K. Additionally, we announced the sale of a 319 property OM portfolio. Through an enhanced focus and increased seniors housing concentration within our portfolio, we expect to extend the duration of our cash flow growth and increase our terminal growth rate.
Private Funds Management Business In January 2025, we announced our foray into the capital light, private funds management business with the launch of our first seniors housing investment fund, Seniors Housing Fund I LP (the "Fund"). In the fourth quarter of 2025, we closed the Fund with approximately $2.5 billion of total equity commitments, which includes commitments from eight global, third-party institutional LPs with ADIA as the anchor investor. Thus far, approximately 50% of committed equity capital has been deployed. Welltower serves as the general partner and asset manager and has a limited partner interest in the Fund.
In the fourth quarter of 2025, we launched our second fund, Seniors Housing Debt Fund I LP.
Dividend On February 10, 2026, the Board of Directors declared a cash dividend for the quarter ended December 31, 2025 of $0.74 per share. This dividend, which will be paid on March 10, 2026 to stockholders of record as of February 25, 2026, will be our 219th consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Outlook for 2026 We are introducing our 2026 earnings guidance and expect to report net income attributable to common stockholders guidance in a range of $3.11 to $3.27 per diluted share and normalized FFO attributable to common stockholders in a range of $6.09 to $6.25 per diluted share. In preparing our guidance, we have made the following assumptions:
•Same Store NOI: We expect average blended SSNOI growth of 11.25% to 15.75%, which is comprised of the following components:
◦Seniors Housing Operating approximately 15.0% to 21.0%
◦Seniors Housing Triple-net approximately 3.0% to 4.0%
◦Outpatient Medical approximately 2.0% to 3.0%
◦Long-Term/Post-Acute Care approximately 2.0% to 3.0%
•Investments: Our earnings guidance includes only those acquisitions announced or closed to date. Furthermore, no transitions, restructures or capital activity beyond those announced to date are included.
•General and Administrative Expenses: We anticipate general and administrative expenses to be approximately $260 million to $270 million. General and administrative guidance and 2026 normalized FFO guidance include anticipated stock-based compensation expense of approximately $60 million, or approximately $0.08 per diluted share.
•Development: We anticipate funding an additional $370 million of development in 2026 relating to projects underway as of December 31, 2025.
•Dispositions: We expect pro rata disposition proceeds of $3.5 billion at a blended yield of 6.8% in the next twelve months. This includes approximately $2.7 billion of consideration from expected property sales and $0.7 billion of expected proceeds from loan repayments.
Our guidance does not include any additional investments, dispositions or capital transactions, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items beyond those disclosed. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and SSNOI and Exhibit 3 for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our 2026 outlook and assumptions on the fourth quarter 2025 conference call.

4Q25	Earnings Release	February 10, 2026
Conference Call Information We have scheduled a conference call on Wednesday, February 11, 2026 at 9:00 a.m. Eastern Time to discuss our fourth quarter 2025 results, industry trends and portfolio performance. Telephone access will be available by dialing (888) 340-5024 or (646) 960-0135 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through February 18, 2026. To access the rebroadcast, dial (800) 770-2030 or (609) 800-9909 (international). The conference ID number is 8230248. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders ("NICS"), as defined by U.S. generally accepted accounting principles ("U.S. GAAP"), are the most appropriate earnings measurements. However, we consider funds from operations ("FFO"), normalized FFO, net operating income ("NOI"), same store NOI ("SSNOI"), revenue per occupied room ("RevPOR"), same store RevPOR ("SS RevPOR"), expense per occupied room ("ExpPOR"), same store ExpPOR ("SS ExpPOR"), EBITDA and Adjusted EBITDA to be useful supplemental measures of our operating performance. Excluding EBITDA and Adjusted EBITDA, these supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts ("NAREIT") created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and acquisitions of controlling interests, impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of Welltower between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to managers, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent general overhead costs that are unrelated to property operations and are unallocable to the properties. These expenses include, but are not limited to, payroll and benefits related to corporate employees, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and leased properties, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for 30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and UK properties using a consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our portfolio. No reconciliation of the forecasted range for SSNOI on a combined basis or by property type is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.

4Q25	Earnings Release	February 10, 2026
RevPOR represents the average revenues generated per occupied room per month and ExpPOR represents the average expenses per occupied room per month at our Seniors Housing Operating properties. These metrics are calculated as our pro rata share of total resident fees and services revenues or property operating expenses from the income statement, divided by average monthly occupied room days. SS RevPOR and SS ExpPOR are used to evaluate the RevPOR and ExpPOR performance of our properties under a consistent population, which eliminates changes in the composition of our portfolio. They are based on the same pool of properties used for SSNOI and include any revenue and expense normalizations used for SSNOI. We use RevPOR, ExpPOR, SS RevPOR and SS ExpPOR to evaluate the revenue-generating capacity and profit potential of our Seniors Housing Operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our Seniors Housing Operating portfolio.
We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and restricted cash. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The ratios are based on EBITDA and Adjusted EBITDA. EBITDA is defined as earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding unconsolidated entities and including adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses on disposition of properties and acquisitions of controlling interests, impairment of assets, gains/losses on derivatives and financial instruments, other expenses, other impairment charges and other adjustments deemed appropriate in management's opinion. We believe that EBITDA and Adjusted EBITDA, along with net income, are important supplemental measures because they provide additional information to assess and evaluate the performance of our operations. In addition, we use Adjusted EBITDA to measure our adjusted fixed charge coverage ratio, which represents Adjusted EBITDA divided by fixed charges. Fixed charges include total interest expense and secured debt principal amortization. Our leverage ratios include net debt to Adjusted EBITDA and consolidated enterprise value. Net debt is defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and restricted cash. Consolidated enterprise value represents the sum of net debt, the fair market value of our common stock and noncontrolling interests.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, these measures are utilized by the Board of Directors to evaluate management performance. None of the supplemental reporting measures represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended December 31, 2025, which is available on Welltower's website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE: WELL), an S&P 500 company, is positioned at the center of the silver economy, focusing on rental housing for aging seniors across the United States, United Kingdom and Canada. Our portfolio of 2,500+ seniors and wellness housing communities are positioned at the intersection of housing and hospitality, creating vibrant communities for mature renters and older adults. We believe our real estate portfolio is unmatched, located in highly attractive micromarkets with stunning built environments. Yet, we are an unusual real estate organization as we view ourselves as an operating company in a real estate wrapper, driven by highly-aligned partnerships and an unconventional culture. Through our disciplined approach to capital allocation powered by our Data Science platform and superior operating results driven by the Welltower Business System - our end-to-end operating platform - we aspire to deliver long-term compounding of per share growth for our existing investors, our North Star.
We routinely post important information on our website at www.welltower.com in the "Investors" section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading "Investors". Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This document contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as "may," "will," "intend," "should," "believe," "expect," "anticipate," "project," "pro forma," "estimate" or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. These statements include, among others, management's expectations regarding the favorable impact of the acquisitions made and additional acquisition pipeline and our statements under the section "Outlook for 2026." Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause Welltower's actual results to differ materially from Welltower's expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the impact of macroeconomic and geopolitical developments, including economic downturns, elevated inflation and interest rates, political or social conflict, unrest or violence or similar events; the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the healthcare industry, including compliance with,

4Q25	Earnings Release	February 10, 2026
and changes to, regulations and payment policies, responding to government investigations and punitive settlements, public perception of the healthcare industry and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the healthcare and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower's ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters, public health emergencies and extreme weather affecting Welltower's properties; Welltower's ability to re-lease space at similar rates as vacancies occur; Welltower's ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower's properties; changes in rules or practices governing Welltower's financial reporting; the movement of U.S. and foreign currency exchange rates and changes to U.S. and global monetary, fiscal or trade policies; Welltower's approach to artificial intelligence; Welltower's ability to maintain its qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower's reports filed from time to time with the SEC. Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

4Q25	Earnings Release	February 10, 2026
Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	December 31,
	2025	2024
Assets
Real estate investments:
Land and land improvements	$6,681,131	$5,271,418
Buildings and improvements	52,058,099	42,207,735
Acquired lease intangibles	2,845,686	2,548,766
Real property held for sale, net of accumulated depreciation	1,450,137	51,866
Construction in progress	738,859	1,219,720
Less accumulated depreciation and intangible amortization	(10,350,621)	(10,626,263)
Net real property owned	53,423,291	40,673,242
Right of use assets, net	2,158,045	1,201,131
Investments in sales-type leases, net	497,963	172,260
Real estate loans receivable, net of credit allowance	1,831,210	1,805,044
Net real estate investments	57,910,509	43,851,677
Other assets:
Investments in unconsolidated entities	1,809,590	1,768,772
Cash and cash equivalents	5,033,678	3,506,586
Restricted cash	175,861	204,871
Receivables and other assets	2,373,409	1,712,402
Total other assets	9,392,538	7,192,631
Total assets	$67,303,047	$51,044,308

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$—	$—
Senior unsecured notes	16,383,522	13,162,102
Secured debt	2,813,780	2,338,155
Lease liabilities	2,182,993	1,258,099
Accrued expenses and other liabilities	2,719,813	1,713,366
Total liabilities	24,100,108	18,471,722
Redeemable noncontrolling interests	263,223	256,220
Equity:
Common stock	696,621	637,002
Capital in excess of par value	50,898,707	40,016,503
Treasury stock	(14,405)	(114,176)
Cumulative net income	11,033,569	10,096,724
Cumulative dividends	(20,197,353)	(18,320,064)
Accumulated other comprehensive income	(287,641)	(359,781)
Total Welltower Inc. stockholders' equity	42,129,498	31,956,208
Noncontrolling interests	810,218	360,158
Total equity	42,939,716	32,316,366
Total liabilities and equity	$67,303,047	$51,044,308

4Q25	Earnings Release	February 10, 2026

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues:
Resident fees and services	$2,556,052	$1,761,878	$8,452,996	$6,027,149
Rental income	523,853	386,329	1,967,935	1,570,278
Interest income	54,442	71,028	246,205	256,191
Other income	46,664	31,595	170,898	137,500
Total revenues	3,181,011	2,250,830	10,838,034	7,991,118
Expenses:
Property operating expenses	1,933,932	1,409,300	6,488,081	4,830,211
Depreciation and amortization	594,151	480,406	2,084,868	1,632,093
Interest expense	203,784	154,469	651,955	574,261
General and administrative expenses	1,557,378	48,707	1,748,435	235,491
Loss (gain) on derivatives and financial instruments, net	(5,656)	(9,102)	22,407	(27,887)
Loss (gain) on extinguishment of debt, net	3,089	—	9,245	2,130
Provision for loan losses, net	(7,384)	(245)	(9,416)	10,125
Impairment of assets	45,924	23,647	121,283	92,793
Other expenses	125,844	34,405	201,201	117,459
Total expenses	4,451,062	2,141,587	11,318,059	7,466,676
Income (loss) from continuing operations before income taxes and other items	(1,270,051)	109,243	(480,025)	524,442
Income tax (expense) benefit	4,985	(114)	7,116	(2,700)
Income (loss) from unconsolidated entities	4,442	6,429	(14,297)	(496)
Gain (loss) on real estate dispositions and acquisitions of controlling interests, net	1,378,391	8,195	1,449,043	451,611
Income (loss) from continuing operations	117,767	123,753	961,837	972,857

Net income (loss)	117,767	123,753	961,837	972,857
Less: Net income (loss) attributable to noncontrolling interests(1)	21,326	3,782	24,992	21,177
Net income (loss) attributable to common stockholders	$96,441	$119,971	$936,845	$951,680
Average number of common shares outstanding:
Basic	689,582	625,675	665,639	602,975
Diluted	710,167	634,259	679,521	608,750
Net income (loss) attributable to common stockholders per share:
Basic	$0.14	$0.19	$1.41	$1.58
Diluted(2)	$0.14	$0.19	$1.39	$1.57
Common dividends per share	$0.74	$0.67	$2.82	$2.56

(1) Includes amounts attributable to redeemable noncontrolling interests.
(2) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.

4Q25	Earnings Release	February 10, 2026

FFO Reconciliations				Exhibit 1
(in thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net income (loss) attributable to common stockholders	$96,441	$119,971	$936,845	$951,680
Depreciation and amortization	594,151	480,406	2,084,868	1,632,093
Impairments and losses (gains) on real estate dispositions and acquisitions of controlling interests, net	(1,332,467)	15,452	(1,327,760)	(358,818)
Noncontrolling interests(1)	11,940	(6,667)	(13,144)	(30,812)
Unconsolidated entities(2)	32,598	27,978	137,143	129,290
NAREIT FFO attributable to common stockholders	(597,337)	637,140	1,817,952	2,323,433
Normalizing items, net(3)	1,625,396	78,775	1,773,714	303,324
Normalized FFO attributable to common stockholders	$1,028,059	$715,915	$3,591,666	$2,626,757

Average diluted common shares outstanding
For net income (loss) and Normalized FFO	710,167	634,259	679,521	608,750
For NAREIT FFO	689,582	634,259	679,521	608,750

Per diluted share data attributable to common stockholders:
Net income (loss)(4)	$0.14	$0.19	$1.39	$1.57
NAREIT FFO	$(0.87)	$1.00	$2.68	$3.82
Normalized FFO	$1.45	$1.13	$5.29	$4.32

Normalized FFO Payout Ratio:
Dividends per common share	$0.74	$0.67	$2.82	$2.56
Normalized FFO attributable to common stockholders per share	$1.45	$1.13	$5.29	$4.32
Normalized FFO payout ratio	51%	59%	53%	59%

Other items:(5)
Net straight-line rent and above/below market rent amortization(6)	$(72,863)	$(36,259)	$(221,708)	$(156,460)
Non-cash interest expenses(7)	12,995	13,731	51,230	44,335
Recurring cap-ex, tenant improvements and lease commissions(8)	(120,858)	(81,196)	(370,693)	(286,613)
Stock-based compensation(9)	18,322	9,782	58,462	41,068

(1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.
(5) Amounts presented net of noncontrolling interests' share and including Welltower's share of unconsolidated entities.
(6) Excludes normalized other impairment (see Exhibit 2).
(7) Excludes normalized foreign currency loss (gain) (see Exhibit 2).
(8) Reflects recurring cap-ex, tenant improvements and lease commissions on owned operational properties.
(9) Excludes normalized stock compensation expense related to the Ten Year Executive Continuity and Alignment Program, the 2021 Special Performance Option Awards and 2022-2025 OPP.

4Q25	Earnings Release	February 10, 2026

Normalizing Items					Exhibit 2
(in thousands, except per share data)	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2025		2024	2025	2024
Loss (gain) on derivatives and financial instruments, net	$(5,656)	(1)	$(9,102)	$22,407	$(27,887)
Loss (gain) on extinguishment of debt, net	3,089	(2)	—	9,245	2,130
Provision for loan losses, net	(7,384)	(3)	(245)	(9,416)	10,125
Income tax benefits	(188)	(4)	(5,140)	(8,369)	(5,140)
Other impairment	—		41,978	604	139,652
Other expenses	125,844	(5)	34,405	201,201	117,459
Special incentive plan compensation	1,489,426	(6)	3,576	1,497,396	33,414
Casualty losses, net of recoveries	3,115	(7)	4,926	11,367	12,261
Foreign currency loss (gain)	2,090	(8)	1,913	2,088	556
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	15,060	(9)	6,464	47,191	20,754
Net normalizing items	$1,625,396		$78,775	$1,773,714	$303,324

Average diluted common shares outstanding	710,167		634,259	679,521	608,750
Net normalizing items per diluted share	$2.29		$0.12	$2.61	$0.50

(1) Primarily related to mark-to-market of the equity warrants received as part of the Safanad/HC-One transaction. The warrants were settled in conjunction with the HC-One acquisition in October.
(2) Primarily related to the extinguishment of secured debt.
(3) Primarily related to adjustments to reserves for loan losses under the current expected credit losses accounting standard.
(4) Primarily related to the release of valuation allowances.
(5) Primarily related to non-capitalizable transaction costs and legal fees.
(6) Primarily related to expenses recognized on the Ten Year Executive Continuity and Alignment Program for named executive officers and key employees, the 2021 Special Performance Option Awards and 2022-2025 Outperformance Program (“OPP”).
(7) Primarily relates to casualty losses net of any insurance recoveries.
(8) Primarily relates to foreign currency gains and losses related to accrued interest on intercompany loans and third party debt denominated in a foreign currency.
(9) Primarily relates to hypothetical liquidation at book value adjustments related to in substance real estate investments.

Outlook Reconciliation: Year Ending December 31, 2026		Exhibit 3
(in millions, except per share data)	Current Outlook
	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$2,244	$2,359
Impairments and losses (gains) on real estate dispositions and acquisitions of controlling interests, net(1)	(564)	(564)
Depreciation and amortization(1)	2,712	2,712
NAREIT and Normalized FFO attributable to common stockholders	$4,392	$4,507

Diluted per share data attributable to common stockholders:
Net income	$3.11	$3.27
NAREIT and Normalized FFO	$6.09	$6.25

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(289)	$(289)
Non-cash interest expenses	52	52
Recurring cap-ex, tenant improvements and lease commissions(2)	(459)	(459)
Stock-based compensation	63	63

(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) Reflects recurring cap-ex, tenant improvements and lease commissions on owned operational properties.

4Q25	Earnings Release	February 10, 2026

SSNOI Reconciliation			Exhibit 4
(in thousands)	Three Months Ended
	December 31,
	2025	2024	% growth
Net income (loss)	$117,767	$123,753
Loss (gain) on real estate dispositions and acquisitions of controlling interests, net	(1,378,391)	(8,195)
Loss (income) from unconsolidated entities	(4,442)	(6,429)
Income tax expense (benefit)	(4,985)	114
Other expenses	125,844	34,405
Impairment of assets	45,924	23,647
Provision for loan losses, net	(7,384)	(245)
Loss (gain) on extinguishment of debt, net	3,089	—
Loss (gain) on derivatives and financial instruments, net	(5,656)	(9,102)
General and administrative expenses	1,557,378	48,707
Depreciation and amortization	594,151	480,406
Interest expense	203,784	154,469
Consolidated NOI	1,247,079	841,530
NOI attributable to unconsolidated investments(1)	26,430	31,158
NOI attributable to noncontrolling interests(2)	(11,163)	(15,328)
Pro rata NOI	1,262,346	857,360
Non-cash NOI attributable to same store properties	(22,971)	(25,462)
NOI attributable to non-same store properties	(590,634)	(275,531)
Currency and ownership adjustments(3)	(6,519)	1,077
Normalizing adjustments, net(4)	1,119	1,995
Same Store NOI (SSNOI)	$643,341	$559,439	15.0%

Seniors Housing Operating	469,183	389,654	20.4%
Seniors Housing Triple-net	75,170	73,252	2.6%
Outpatient Medical	23,778	23,223	2.4%
Long-Term/Post-Acute Care	75,210	73,310	2.6%
Total SSNOI	$643,341	$559,439	15.0%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Includes where appropriate adjustments to reflect consistent property ownership percentages, to translate Canadian properties at a USD/CAD rate of 1.43 and to translate UK properties at a GBP/USD rate of 1.23.

(4) Includes other adjustments described in the accompanying Supplement.

4Q25	Earnings Release	February 10, 2026

Reconciliation of SHO SS RevPOR Growth		Exhibit 5
(in thousands except SS RevPOR)	Three Months Ended
	December 31,
	2025	2024
Consolidated SHO revenues	$2,575,377	$1,764,329
Unconsolidated SHO revenues attributable to WELL(1)	53,225	66,122
SHO revenues attributable to noncontrolling interests(2)	(21,043)	(22,426)
SHO pro rata revenues(3)	2,607,559	1,808,025
Non-cash and non-RevPOR revenues on same store properties	(2,997)	(2,514)
Revenues attributable to non-same store properties	(1,020,203)	(372,498)
Currency and ownership adjustments(4)	(18,358)	(3,953)
SHO SS RevPOR revenues(5)	$1,566,001	$1,429,060

Average occupied units/month(6)	88,533	84,620
SHO SS RevPOR(7)	$5,848	$5,583
SS RevPOR YOY growth	4.7%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Represents SHO revenues at Welltower pro rata ownership.
(4) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(5) Represents SS SHO RevPOR revenues at Welltower pro rata ownership.
(6) Represents average occupied units for SS properties on a pro rata basis.
(7) Represents pro rata SS average revenues generated per occupied room per month.

4Q25	Earnings Release	February 10, 2026

Net Debt to Adjusted EBITDA and Adjusted Fixed Charge Ratio Reconciliation	Exhibit 6
(in thousands)	Three Months Ended
December 31,
2025
Net income (loss)	$117,767
Interest expense	203,784
Income tax expense (benefit)	(4,985)
Depreciation and amortization	594,151
EBITDA	910,717
Loss (income) from unconsolidated entities	(4,442)
Stock-based compensation	1,507,748
Loss (gain) on extinguishment of debt, net	3,089
Loss (gain) on real estate dispositions and acquisitions of controlling interests, net	(1,378,391)
Impairment of assets	45,924
Provision for loan losses, net	(7,384)
Loss (gain) on derivatives and financial instruments, net	(5,656)
Other expenses	125,844
Casualty losses, net of recoveries	3,115
Adjusted EBITDA	$1,200,564

Total debt(1)	$19,737,446
Cash and cash equivalents and restricted cash	(5,209,539)
Net debt	$14,527,907

Adjusted EBITDA annualized	$4,802,256
Net debt to Adjusted EBITDA ratio	3.03x

Interest expense	$203,784
Capitalized interest	7,476
Non-cash interest expense	(14,546)
Total interest	196,714

Secured financing principal amortization	16,698
Total fixed charges	$213,412

Adjusted EBITDA	$1,200,564
Adjusted fixed charge coverage ratio	5.63x

(1) Amounts include unamortized premiums/discounts, other fair value adjustments and financing lease liabilities. Excludes operating lease liabilities related to ASC 842 of $1,642,849,000 as of December 31, 2025.

Net Debt to Consolidated Enterprise Value		Exhibit 7
(in thousands, except share price)
	December 31, 2025	December 31, 2024
Common shares outstanding	696,507	635,289
Period end share price	$185.61	$126.03
Common equity market capitalization	$129,278,664	$80,065,473

Total debt	$19,737,446	$15,608,294
Cash and cash equivalents and restricted cash	(5,209,539)	(3,711,457)
Net debt	14,527,907	11,896,837

Noncontrolling interests(1)	1,073,441	616,378
Consolidated enterprise value	$144,880,012	$92,578,688
Net debt to consolidated enterprise value	10.0%	12.9%

(1) Includes all noncontrolling interests (redeemable and permanent) as reflected on our consolidated balance sheet.

Page 13 of 13